Exhibit 5.1

June 27, 2005

TRM Corporation
5208 NE 122nd Avenue
Portland, OR 97230-1074

      Re: TRM Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TRM Corporation, an Oregon corporation (the “Company”), in connection with the Registration Statement on Form S-3, registration no. 333-125704 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), as originally filed on June 10, 2005 with the Securities and Exchange Commission (the “SEC”).

     The Registration Statement relates to the proposed offer and sale by the Company of securities of the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) with an aggregate offering price of $200,000,000. The Prospectus, as supplemented by the various Prospectus Supplements, will provide for the offer and sale by the Company of one or more of the following: (i) shares of the Company’s Common Stock, with no par value (the “Common Stock”), (ii) shares of the Company’s Preferred Stock, with no par value (the “Preferred Stock”), (iii) one or more series of debt securities (the “Debt Securities”), (iv) warrants to purchase Common Stock (the “Common Stock Warrants”), and (v) warrants to purchase Preferred Stock (the “Preferred Stock Warrants”), as well as guarantees of the Debt Securities (the “Guarantees”) issued by TRM Copy Centers (USA) Corporation, TRM (Canada) Corporation, TRM Copy Centres (U.K.) Limited, TRM ATM Limited, Inkas Financial Corp. Ltd., Access Cash International LLC, FPC France Ltd., and TRM ATM Corporation (collectively, the “Subsidiaries”). The Common Stock, the Preferred Stock, the Debt Securities, the Common Stock Warrants, the Preferred Stock Warrants and the Guarantees are collectively referred to herein as the “Securities.”

A. Documents and Matters Examined

     In connection with this opinion letter, we have examined the following documents (the “Documents”): (i) the Registration Statement, (ii) originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Restated Articles of Incorporation, as amended through the date hereof (the “Articles”), (iii) originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Restated Bylaws, as in effect on the date hereof (the “Bylaws”), (iv) originals, or copies certified or otherwise identified to our

TRM Corporation
June 27, 2005

satisfaction, of the respective Articles of Incorporation and Bylaws of each of the Subsidiaries (the “Subsidiaries Charter Documents”), (v) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and (vi) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. Our opinions are based solely upon a review of the Documents and we have reviewed no other documents, records, certificates or other instruments as a basis for the opinions herein expressed.

     As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without investigation, relied upon:

     (a) Information in public authority documents, which are defined to include certificates issued by the Secretary of State or any other government official, office or agency concerning a person’s property or status, such as certificates of corporate existence (collectively, the “Public Authority Documents”); and

     (b) Information provided in certificates by the Company’s directors, officers and/or employees.

B. Assumptions

     For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions:

     B-1 The issuance, sale, number or amount, as the case may be, and terms of Securities to be offered from time to time will be duly authorized and established, in accordance with the Articles, the Bylaws, the Subsidiaries Charter Documents and applicable Oregon law (each, a “Corporate Action”), and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company or the Subsidiaries is subject.

     B-2 Each series of Debt Securities will be issued under an Indenture (the “Indenture”) between the Company and the bank or trust company identified in such Indenture as the trustee with respect to such Debt Securities (each, a “Trustee”), and the execution, delivery and performance of the applicable Indenture will be duly authorized by Corporate Action, and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject.

     B-3 To the extent that the obligations of the Company under any Indenture may be dependent upon such matters, each Trustee under an Indenture will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; such Trustee

TRM Corporation
June 27, 2005

will be duly qualified to engage in the activities contemplated by such Indenture; such Indenture will be duly authorized, executed and delivered by such Trustee and will constitute the legally binding and enforceable obligation of such Trustee enforceable against such Trustee in accordance with its terms; such Trustee will be in compliance, generally and with respect to acting as a trustee under such Indenture with all applicable laws and regulations; and such Trustee will have the requisite organizational and legal power and authority to perform its obligations under such Indenture.

     B-4 Each Guarantee will be issued pursuant to an agreement (the “Guarantee Agreement”) between the respective Subsidiary and the Trustee, and the execution, delivery and performance of the applicable Guarantee Agreement will be duly authorized by Corporate Action, and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the respective Subsidiary is subject.

     B-5 Any Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the financial institution identified in the Warrant Agreement as a warrant agent (each, a “Warrant Agent”) and the execution, delivery and performance of the applicable Warrant Agreement will be duly authorized by Corporate Action, and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject.

     B-6 To the extent that the obligations of the Company under any Warrant Agreement may depend upon such matters, each of the parties thereto other than the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by such Warrant Agreement; such Warrant Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; such party is in compliance, generally and with respect to acting as a party with respect to its obligations under such Warrant Agreement, with all applicable laws and regulations; and such party has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

     B-7 The Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable federal and state laws at the time the Securities are offered and issued as contemplated by the Registration Statement.

TRM Corporation
June 27, 2005

     B-8 A Prospectus Supplement will have been prepared and filed with the SEC describing the Securities offered thereby and will comply with all applicable laws at the time the Securities are offered and issued as contemplated by the Registration Statement.

     B-9 All Securities will be issued and sold in compliance with applicable federal and state securities laws.

     B-10 A definitive purchase, underwriting or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

     B-11 Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

     B-12 Each Public Authority Document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

C. Opinion

     Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that upon due authorization by Corporate Action of the issuance and sale of the Securities and upon issuance and delivery of such Securities against payment therefor in accordance with the terms of the Corporate Action, such Securities, in the case of Common Stock or Preferred Stock, will be validly issued, fully paid and nonassessable, and, in the case of other Securities, such Securities will be binding obligations of the Company enforceable in accordance with their respective terms.

D. Exclusions and Qualifications

     The opinions expressed above are subject to the following exclusions and qualifications:

     D-1. Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. We disavow any undertaking to advise you of any changes in law.

     D-2. We have relied upon the opinion of Perkins Coie LLP as to matters of Oregon Law.

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June 27, 2005

     D-3 We express no opinion as to validity, binding effect or enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law.

     D-4. We do not express any opinion as to provisions, if any, purporting to: (i) apply the laws of a particular jurisdiction; (ii) set evidentiary standards; (iii) waive or establish jurisdiction or venue; (iv) indemnify any person against, or relieve any person of liability for, its own negligent or wrongful act or in any other circumstance in which enforcement of such provision would be against public policy or limited or prohibited by applicable law; (v) authorize or permit any person to act in a manner that is determined not to be in good faith, diligent or commercially reasonable or to waive any right in respect of such act; (vi) authorize, countenance or permit cumulative remedies; or (vii) require that a claim with respect to any Debt Securities in denominations other than in United States dollars (or a judgment denominated other than into United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,
/s/ Ledgewood
LEDGEWOOD
A Professional Corporation